UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 13, 2010

OASIS ONLINE TECHNOLOGIES CORP
(Exact name of registrant as specified in its charter)

Minnesota	000-17064	41-1430130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7689 E. Paradise Ln. Suite 5
Scottsdale, AZ 85260
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (480) 998-2100

4710 E. Falcon Drive, Suite 213
Mesa, AZ 85215
________________________________________________________
(Former name or former address, if changed since last report.)

Copies to:
Christopher J. Desmond, ESQ
Desmond & Scott, LLP
75 Arlington Street, Suite 500
Boston, MA 02116

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement.

Convertible Loan Agreement

During February, March and April, 2010, Oasis Online Technologies Corp. (“the Company”) entered into convertible loan agreements wherein accredited individual investors agreed to loan the Company an aggregate total of $325,000. The loans are unsecured and convertible into shares of our common stock. The loans bear interest at a rate of 12% per annum paid quarterly with the principal to be paid in full twelve (12) months from the date of note issuance. If all or a portion of the Principal Sum or Interest shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), the Borrower promises to pay, on demand, interest on such overdue amount from and including the due date to, but excluding, the date such amount is paid in full at a rate of 15.0% per annum (and until the date such overdue amount is paid in full). We may prepay any portion of the principal and interest amount of the loan at any time. At any time until the loans are repaid, the holder may exercise its right to convert all or a portion of the total outstanding amount of the loan as of that date into shares of our common stock at a rate of Twenty Cents ($0.20) per share of common stock. In addition the note holder is being issued warrants to purchase shares of common stock in the Company equal to 25% of the conversion shares issuable to the note holder. Warrants shall be exercisable for a period of three years from the date of issuance at an exercise price of Twenty Cents ($0.20) per share of common stock. We also granted the holders piggyback registration rights with respect to the shares underlying the loan, which is to be in effect from the date of issuance of the shares until the shares are eligible for sale pursuant to Rule 144 under the Securities Act of 1933, as amended.

Between April 5, 2010 and July 18, 2010, the Company entered into convertible loan agreements wherein accredited individual investors agreed to loan the Company an aggregate total of $700,000 to date. The loans are unsecured and convertible into shares of our common stock. The loans bear interest at a rate of 12% per annum paid quarterly with the principal to be paid in full twelve (12) months from the date of note issuance.  If all or a portion of the Principal Sum or Interest shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), the Borrower promises to pay, on demand, interest on such overdue amount from and including the due date to, but excluding, the date such amount is paid in full at a rate of 15.0% per annum (and until the date such overdue amount is paid in full). We may prepay any portion of the principal and interest amount of the loan at any time. At any time until the loans are repaid, the holder may exercise its right to convert all or a portion of the total outstanding amount of the loan as of that date into shares of our common stock at a rate of Twenty Five Cents ($0.25) per share of common stock. In addition the note holder is being issued warrants to purchase shares of common stock in the Company equal to 25% of the conversion shares issuable to the note holder. Warrants shall be exercisable for a period of three years from the date of issuance at an exercise price of Twenty Five cents ($0.25) per share of common stock.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by this reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2010 the Board of Directors of the Company appointed Christopher E. Galvin as our Chief Executive Officer and Chairman of the Board of Directors replacing Erik J. Cooper who shall remain with the Company as President, Chief Operating Officer and a director of the Company.

Prior to joining the Company, Mr. Galvin was Chairman/CEO of COA Holdings, Inc. As its Chairman/Chief Executive Officer, Mr. Galvin effectuated the acquisition/merger of five additional companies which created an industry leader in the Acquiring, Issuing, ACH and Mobile market place.

Mr. Galvin served as Chairman/CEO of Capital Resource Network, Inc., a Corporate Finance, Mergers and Acquisitions and Investment Banking consulting firm which has been responsible for the structure, facilitation and completion of reverse mergers of private companies into public entities. Mr. Galvin also served as Chairman/CEO of Global -1Tel, a highly sophisticated and specialized Telecommunications Company. Global- 1Tel was one of the first reliable entrants in the one number personal assistant voice services and data management space.

Item 5.03  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to a unanimous written consent of the Directors dated April 12, 2010, we effected a name change from Oasis Online Technologies Corp. to Capital Group Holdings, Inc. On April 13, 2010, we amended our Articles of Incorporation with the Secretary of State of Minnesota to read as follows:

ARTICLE I:  The name of the corporation shall be Capital Group Holdings, Inc.

The Company will proceed to request a new CUSIP and request a new symbol from FINRA to recognize the new name.

Item 5.06  Change in Shell Company Status.

Oasis Online Technologies Corp ceased to be a shell company as of July 18, 2010 as a result of obtaining over $1,000,000 in debt financing and the contracting of the development team that is building our platform technology.  Management believes that the Company is not a shell corporation as that term is defined in Rule 405 of the Securities Act of 1933, as amended and Rule 12b-2 of the Exchange Act of 1934, as amended.

Item 8.01  Other Events.

Between May 21, 2010 and June 15, 2010 the Company entered into several contracts with consultants and other programming professionals to provide consulting services and to develop the Company’s platform technology which will be used by the Company to deliver its health and wellness products to its customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oasis Online Technologies Corp

July 27, 2010	/s/ Christopher E Galvin .
Christopher E. Galvin
Chief Executive Officer